Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 31, 2025, except for the effects of the Restatement disclosed in Note 2, as to which the date is July 17, 2025, relating to the financial statements of HCM II Acquisition Corp., as of December 31, 2024 and the period from April 4, 2024 (inception) through December 31, 2024, which includes an explanatory paragraph as to HCM II Acquisition Corp.’s ability to continue as a going concern described in Note 1 to the financial statements.

/s/ WithumSmith+Brown, PC

New York, New York

January 2, 2026